NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 5, 2010, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on February 5, 2010 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Telefonica de Argentina S.A. and Telefonica S.A. became effective on January 25, 2010. Each share of Common Stock of Telefonica de Argentina S.A. was converted Argentine Ps 1.00 per Ordinary Share or $10.4967591 per ADS (as Calculated by using the fixed exchange rate of 3.8107 Ps/US.) The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 26, 2010.